FREE WRITING PROSPECTUS Dated August 15, 2017	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-07

$993+mm ALLYA 2017-4 (Prime Auto Loan) ***New ABS:Full Pricing Details ***

JOINT-BOOKS: Deutsche Bank (struct), Citi, SocGen

CO-MANAGERS: BMO, Lloyds, PNC, Scotia, US Bank

CL	TOTAL QTY/MMs	OFFERED QTY/MMs	WAL	S&P/FITCH	BENCH	PxSPRD	YIELD	CPN	$PX
A1	280.000	266.000	0.31	A-1+/F1+	Yld%	1.35%	1.350%	1.35%	100.00000
A2	337.000	320.150	1.06	AAA/AAA	EDSF	+ 11	1.596%	1.59%	99.99926
A3	337.000	320.150	2.22	AAA/AAA	IntS	+ 13	1.757%	1.75%	99.99871
A4	91.830	87.230	3.30	AAA/AAA	IntS	+ 23	1.971%	1.96%	99.99060
B	23.270	< Retained >		AA+/AA+	< NOT OFFERED >
C	19.390	< Retained >		AA/A+	< NOT OFFERED >
D	14.400	< Retained >		A+/BBB+	< NOT OFFERED >

* No Upsize

TICKER :	ALLYA 2017-4	OFFERING TYPE :	SEC-Registered/Public
EXPECTED PXG :	Priced 8/15/17	EXPECTED RTGS :	S&P and Fitch
EXPECTED SETTLE :	08/23/17	PRICING SPEED :	1.30% ABS 10% Cleanup Call
BILL & DELIVER :	Deutsche Bank	ERISA ELIGIBLE :	YES

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.